Exhibit 10.29

Certain identified information has been excluded from this exhibit pursuant to Item 601(b)(10) of Regulation S-K under the Securities Act of 1933, as amended, because it is both not material and is the type that the registrant treats as private or confidential. Information that was omitted has been noted in this document with a placeholder identified by the mark “[***]”.

This MASTER SERVICES AGREEMENT (this “MSA”) is entered into by and between ENOVUM NC-1 BIDCO, LLC, doing business as Enovum with offices located at 3195 ch Bedford, Montreal, Québec H3S 1G3, Canada (email: [***]) (“Enovum”), and NSCALE SERVICES US INC., a Delaware corporation with offices located at 251 Little Falls Drive, Wilmington, DE 19808 (“US Customer”) and NSCALE GLOBAL HOLDINGS LIMITED, a UK a private limited company with offices located at c/o Zedra, Booths Hall, Booths Park 3, Chelford Road, Knutsford, Cheshire WA16 8GS, England (email: [***]) (together with, and jointly and severally liable with, US Customer, “Customer”) as of the latest dated signature below (the “Effective Date”), and consists of and is subject to the general terms and conditions set forth in this MSA and all Schedules and Service Orders (each as defined below) that are attached to this MSA or are subsequently entered into by the Parties hereto (collectively, the “Agreement”). Enovum and Customer are collectively referred to herein as the “Parties” or individually as a “Party.”

The following terms and conditions apply to the Licensed Space and the Services provided by Enovum under this Agreement.

1.	Services and Grant of Rights.

(a)	License Grant. Enovum hereby grants to Customer a non-exclusive license during the term of this Agreement to access the Enovum colocation facility located [***] (the “Facility”) and exclusive access to use and occupy the cabinet and data hall designated by Enovum (the “Licensed Space”) solely for placing, installing, upgrading, adding, maintaining, repairing, and operating Customer’s equipment (“Customer’s Equipment” or “Customer Equipment”), which actions Customer may engage in only to the extent permitted by Applicable Laws (as defined below), and subject to the terms and conditions of this Agreement (the “Permitted Uses”). Customer shall not use the Facility, or Licensed Space for any use (i) other than the Permitted Uses, (ii) that will or is likely to (A) conflict with Applicable Laws, (B) constitute waste, nuisance or unreasonable annoyance to Enovum or any other customer of the Facility, (C) cause damage to the Facility, Licensed Space, or any equipment, facilities or systems located therein, (D) disrupt the use, occupancy or quiet enjoyment of any other portion of the Facility by any other customer of the Facility, or (E) impair or interfere with any building systems, the Enovum Network (as defined below), or any building infrastructure. Customer acknowledges and agrees that it does not have, has not been granted, and will not hold any real property interest in the Facility or the Licensed Space and that Customer is a licensee and not a tenant or lessee of the Facility or the Licensed Space.

(b)	This Agreement is automatically and expressly subject to and subordinate to any ground lease or financing entered into by Enovum or any Enovum Affiliate (as defined below).

(c)	Services. Enovum shall provide the services requested by Customer in a Service Order (the “Services”) in accordance with the general terms and conditions set forth in this MSA, as well as the terms and conditions set forth in the schedule(s) referencing this MSA, and attached hereto or executed hereafter (each a “Schedule”), with the Schedules as of the Effective Date consisting of the following:

●	Schedule 1 – Service Level Agreement (this Schedule, and each service level set out therein, a “SLA” or “Service Level”)

●	Schedule 2 – Privacy Policy

●	Schedule 3 – AUP

(d)	[***]

(e)	Network Connection. At its sole cost and expense, Customer shall have the right to arrange and complete fiber optic cable connections with telecommunications public utilities or third parties (the “Network Provider”) for connection to the Enovum Network for the operation of Customer’s Equipment, and Enovum shall cooperate, to the extent any cooperation is required and at no out-of-pocket expense, with Customer and the Network Provider to facilitate such connections. Customer and/or Network Provider shall bear all expenses of such installation, including without limitation any taxes or other ongoing third-party costs attributable thereto.

2.	Service Orders.

(a)	The following Services are available to Customer at the Facility, on the prices as set forth in the Service Orders:

(i)	Dedicated Cabinet Provisioning (One-Time Purchase). One-time purchase of dedicated rack space, providing clients with secure, private enclosures for their IT equipment;

(ii)	Colocation Services (Power-Based Pricing Models). Flexible power-based pricing for hosting equipment, either as all-in power or pass-through billing for a metered or utilization basis with PUE adjustments, admin fees, and efficiency metrics;

(iii)	Network Connectivity – Primary Transit. Carrier connectivity services, offered as direct passthrough from providers (including dark fiber) or via Enovum’s managed BGP service. Also available are WhiteFiber Network Fabric;

(iv)	Network Interconnection – Cross Connects. Physical connections within the facility linking client cabinets to carriers, cloud providers, or other customers within the facility for low-latency interconnection;

(v)	Smart Hands & Technical Support Services. On-site technical support for tasks like equipment installation, troubleshooting, and maintenance, available hourly or through monthly packages; and

(vi)	Office & Storage Space Leasing. Private office space or secure storage rooms within the facility to support client operations and logistics.

(b)	Enovum will perform the Service(s) specified in the initial Service Order attached hereto as Exhibit A, and any other written order between Enovum and Customer that is signed by both Parties or, additional services ordered through Enovum’s client portal or any email order that is sent by Customer and confirmed by Enovum via email (each, a “Service Order”). The Services will be performed in a good and workmanlike manner, in accordance with customary industry standards. Any and all obligations or duties that Enovum may have towards Customer under this Agreement are limited to an obligation of means and a duty of reasonable care and shall under no circumstance be considered an obligation of result or an obligation of warranty, but in no event shall such standard of care be interpreted as reducing or relieving Enovum of Enovum’s obligation to perform under this Agreement in accordance with the terms as set out herein.

(c)	Each Service Order shall identify the Service(s) to be provided by Enovum to Customer, the charges, whether recurring or non-recurring, for such Service(s) and the term during which such Service(s) are to be provided (each, a “Service Term”).

(d)	Without limiting Enovum’s other rights under this Agreement (including, without limitation, Section 7(e) hereof), Enovum shall have the right to modify, discontinue, add, remove, and re-price features or options from its Services, to the extent Customer has not yet ordered, or has provided written notice to Enovum of Customer’s intent to order withing the following thirty (30) days, such Services under this Agreement or the applicable Service Order) and shall notify Customer of such changes in a timely manner through its portal or by email. The Service charges are subject to change depending on different factors, including, without limitation, operations charges.

(e)	Service Orders under this MSA may be entered into and performed by Enovum and/or any of its Affiliates, including, without limitation, an Affiliate authorized to provide Service(s) in a country or jurisdiction other than the country or jurisdiction within which this MSA has been executed. Service Orders under this MSA may also be entered into by any Customer Affiliate, provided that Customer shall be bound under such Service Orders notwithstanding the same are executed by a Customer Affiliate, and such Service Orders shall be subject to the terms and provisions of this MSA. As used herein, “Affiliate” shall mean any entity controlled by, controlling or under common control with the applicable Party. Customer acknowledges and agrees that any charges or other amounts received by Enovum under this Agreement, to the extent attributable to Services provided by an Affiliate of Enovum, shall be received by Enovum in its capacity as an agent on behalf of such Affiliate.

(f)	The initial Service Order attached hereto as Exhibit A is incorporated herein by reference, agreed to by and between Customer and Enovum, and shall form part of the Agreement and be binding upon Customer and Enovum.

3.	Security. Customer shall make every reasonable effort (which shall be determined as at least taking steps in accordance with customary industry standards) to ensure the security of its services to its own customers in order to prevent unwanted or unauthorized access to the Enovum Facility, infrastructure, and Enovum Network, and further shall immediately notify Enovum should it be aware of any such security issue. Enovum shall comply with the privacy and data protection requirements set forth in this Agreement and the privacy policy set out in Schedule 2 (the “Privacy Policy”) to the extent the same apply to Enovum and its Affiliates; provided, however, that the Parties shall endeavor to negotiate an update or amendment to the Privacy Policy within sixty (60) days after the Effective Date (i) to comply with industry standard flow-down requirements from Customer’s customers receiving services being provided from the Premises, and (ii) as otherwise agreed between the Parties in writing.

4.	Representations, Warranties and Certain Covenants.

(a)	Enovum represents and warrants to Customer that Enovum has the authority to enter into this Agreement and this Agreement constitutes a valid and binding obligation of Enovum.

(b)	Customer represents and warrants to Enovum that: (i) if Customer is a partnership, corporation or other form of legal person or business entity, it is duly incorporated/formed and in existence in accordance with Applicable Laws, and (ii) Customer has the authority to enter into this Agreement and this Agreement constitutes a valid and binding obligation of Customer that does not violate any other agreement between Customer and any other person or entity.

(c)	Customer shall not cause or permit any Hazardous Materials (as defined below) to be generated, used, released, stored or disposed of in or about the Facility or any other portion of the property on which the Facility is located, except for Hazardous Materials used in the ordinary course of the Permitted Uses that are permitted to be used or stored at the Facility in accordance with Applicable Laws. “Hazardous Materials” means any and all hazardous materials, toxic substances, contaminants, pollutants, solid wastes or waste, as defined by any environmental law, and also includes, but is not limited to, any asbestos, lead paint, mold, radon, petroleum, petroleum products, petroleum byproducts, ignitable materials, corrosive materials, hazardous chemicals, hazardous waste, toxic substances, toxic chemicals, pesticides, radioactive materials, polychlorinated byphenols, methane, soil vapor, gas and any other element, compound, mixture, solution, substance, material, waste or the like which may pose a present or potential danger to human health or the environment. Customer shall indemnify and hold Enovum and Enovum Indemnitees (as defined below) harmless from and against any and all damages, injuries, losses, liabilities, expenses, demands, fees, sums, amounts, cleanup costs, response costs, causes of action, claims for relief, attorneys’ fees, court costs, alternative dispute resolution expenses and other legal fees, other professional fees, penalties, fines and assessments based on or arising out of the disturbance, discharge, release, removal, cleanup, presence or removal of, or failure to remove, Hazardous Materials introduced, handled, generated, used, released, spilled, stored or disposed of by Customer or Customer’s Affiliates at the Facility and the property on which the Facility is located. Upon any breach of this paragraph, in addition to all other rights available to Enovum, Enovum shall have the right but not the obligation to perform, at Customer’s sole cost and expense, any lawful action necessary to address the same. Customer’s obligations under this paragraph shall survive the expiration or earlier termination of this Agreement.

EXCEPT AS EXPRESSLY SET FORTH IN THIS SECTION 4 OF THIS AGREEMENT, NO WARRANTIES, EXPRESS, IMPLIED, OR STATUTORY ARE MADE BY ENOVUM, AND ENOVUM EXPRESSLY EXCLUDES AND DISCLAIMS ALL OTHER WARRANTIES, INCLUDING, WITHOUT LIMITATION, ANY IMPLIED WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT, PERFORMANCE OR INTEROPERABILITY OF THE SERVICES WITH CUSTOMER’S EQUIPMENT OR ANY END-USER EQUIPMENT OR WARRANTIES ARISING FROM A COURSE OF DEALING, USAGE OR TRADE PRACTICE AS WELL AS ANY WARRANTIES AGAINST LOSS OF DATA (INCLUDING, BUT NOT LIMITED TO LOSS OF DATA RESULTING FROM DELAYS, NON-DELIVERIES, WRONG DELIVERY AND ANY AND ALL SERVICE INTERRUPTIONS ). CUSTOMER IS SOLELY RESPONSIBLE FOR AND ENOVUM EXPRESSLY DISCLAIMS ALL REPRESENTATIONS, WARRANTIES AND LIABILITIES OF ANY KIND RELATING TO CUSTOMER’S SOFTWARE AND HARDWARE, INCLUDING THIRD-PARTY SOFTWARE AND/OR HARDWARE LICENSED BY CUSTOMER.

5.	Compliance with Laws and Enovum Policies.

(a)	Customer will use, and Enovum will provide, the Service(s) in compliance with all applicable statutes, laws, ordinances, regulations, rules, or other legal requirements of any governmental authority having jurisdiction over the Facility or the use thereof, whether now or hereafter in force (“Applicable Laws”). Customer will comply with the AUP, Privacy Policy, (collectively, “Enovum Policies”), as amended from time to time without notice and at the sole discretion of Enovum, by publishing at Enovum’s website https://support.enovumdc.com/ and postings at the Facility or otherwise brought to the attention of Customer; provided, however that (i) to the extent the Enovum Policies conflict with this MSA or the applicable Service Order, the provisions of this MSA or the applicable Service Order, as applicable, shall prevail and (ii) Enovum shall not amend the Enovum Policies in a manner that materially and adversely affects the delivery or quality of the Services as provided to Customer, materially and adversely diminishes the security standards relating to the Services, decreases existing responsibilities of Enovum, increase the cost of any contracted Service (except as otherwise set forth herein), or does not comply with Applicable Laws, and any amendment with any such adverse effect shall not apply with respect to the MSA. Enovum Policies shall be reasonable and non-discriminatory both as to content and application. Subject to this Section, including the provisions regarding the effectiveness and application of the Enovum Policies, Customer confirms having reviewed, understood, and agreed to the Enovum Policies in effect on the date hereof and agrees to regularly verify and review any updates to same made available on Enovum’s website.

(b)	In addition to the foregoing, Customer hereby represents, warrants and covenants to Enovum that if Customer is handling “protected health information” or, if Customer is a “covered entity”, in each case, as such term is defined by The Health Insurance Portability and Accountability Act of 1996, as amended by the Health Information Technology for Economic and Clinical Health Act of 2009, and the regulations promulgated thereunder including 45 C.F.R. Parts 160, 162 and 164 (or the Canadian equivalent, as the same may be amended, “HIPAA”), or otherwise handles data that is required to be encrypted under Applicable Laws, then, to the extent any data is moving through the Facility, Customer will, at all times during the term of this Agreement, ensure that such data is encrypted in both storage and flight and will otherwise identify and notify Enovum of specific responsibilities for such data as required pursuant to all applicable HIPAA regulations or other Applicable Laws, and the privacy and data protection requirements set forth in this Agreement and the Privacy Policy.

6.	Billing; Payment of Invoices; Taxes.

(a)	Service Order Fees. In consideration of the Services to be provided by Enovum under the Service Orders, Customer shall pay to Enovum the amounts stated therein. Notwithstanding anything to the contrary in this Agreement (including, without limitation, any Service Order), during a Service Term, all fees for Services identified in a Service Order shall increase on the anniversary of the Service Term in an amount equal to [***].

(b)	Electricity Charges. As it pertains to the power-based pricing models, in accordance with Section 2(a)(ii), specific to power solutions provided on a metered or utilization basis subject to a PUE adjustment, [***].

Unless otherwise stated in a Service Order, if the power is provided on a metered or utilization basis subject to a PUE adjustment, the power charge shall mean the “Electricity Charge”. In respect of each accounting period, the Electricity Charge is the sum calculated as follows:

[***]

Upon Customer’s request, Enovum will provide details of the Power Consumption for the relevant accounting period and Enovum’s calculation of the Electricity Charge for the relevant accounting period (including details of the components of the formula referred to in this Section).

Customer acknowledges and agrees that the electrical provider maintains a minimum usage charge, which Customer shall be obligated to pay, regardless of Customer’s actual Power Consumption.

[***]

(c)	Certain Provisions relating to Power. “2N” or “A+B” labeled electrical services are delivered via 2 separate and distinct power distribution networks. Customer understands and agrees not to overload each individual circuit to avoid any service disruption during emergencies or maintenances on either of the A or B paths. A 2N power circuit, where an A and a B circuit are delivered, cannot be loaded or combined for more than 100% of the total circuit capacity. By way of example only, and not limitation, if Customer has a 10kW service that is delivered over one A and one B power circuit, then the combined usage on A+B circuits cannot be greater than 10kW. Cabling and accurate wiring from the PDU to Customer’s Equipment that are procured and installed by Customer are the responsibility of Customer. Enovum is responsible for all other cabling at the Facility. Enovum will not be held responsible for an outage caused by improper or inaccurate cabling that Customer has procured and installed, and Customer hereby releases and holds Enovum harmless for the same, even though a 2N or A+B has been delivered. Customer understands and agrees that an N or non-redundant type electrical service is only protected by a single UPS and generator. Should a failure happen on one or more of these systems during a main utility outage, electrical services will be affected.

(d)	Network Charges. Customer shall pay directly without delinquency to the Network Provider, or reimburse Enovum for (if paid by Enovum to the Network Provider), within thirty (30) days of invoice therefor for network charges, [***].

(e)	[***]

(f)	Payment Mechanics. Following the initial charges (including, without limitation, any charges that are due per the terms of the Service Orders at the time of submitting the Service Order), payments for Service(s) are due and payable within thirty (30) days of Customer’s receipt of an invoice thereof. Billing for partial months will be prorated based on a calendar month. Invoices shall be sent via email to Customer at the following email address: [***]. Customer may make payments in either of the following ways: electronic funds transfer and wire transfers, through which payment shall be made on or before the due date. All amounts payable under this Agreement shall be due and payable in full within thirty (30) days of Customer’s receipt of an invoice or as otherwise set forth in the applicable Service Order in United States dollars.

(g)	Payment to Enovum, including, without limitation, fees owed under the Service Orders, the one-time setup fee, and other initial changes as well as all subsequent charges, are non-refundable, regardless of usage. Notwithstanding the foregoing, if any amounts paid to Enovum by Customer are determined to be incorrect (in excess of amounts owed), any such amounts shall be refundable to Customer.

(h)	All charges due under this Agreement are exclusive of applicable taxes and fees. Except for taxes based on Enovum’s existence, status, net income, corporate property, or payroll, Customer shall be responsible for all taxes (including, without limitation, use, excise, sales, value added, consumption, gross receipts, access, franchise, personal property, real estate and other taxes), levies, imposts, duties, fees, withholdings, assessments, deductions or charges whatsoever, imposed, assessed, levied or collected by any governmental authority in any jurisdiction, however designated, imposed on, incident to, or based upon the provision, sale or use of the Service(s) or the Enovum Facility (collectively, together with interest thereon and penalties with respect thereto, the “Taxes”). If Customer is entitled to an exemption from any Taxes, Customer is required to present Enovum with a valid exemption certificate (in a form reasonably acceptable to Enovum). Enovum will give effect to any valid exemption certificate provided by Customer in accordance with the foregoing sentence to the extent it applies to any Service billed by Enovum to Customer, in each case following Enovum’s receipt of such exemption certificate.

(i)	Audit Reports. Within ninety (90) days after the end of each calendar year, Customer shall have the one-time right to access Enovum’s books and records relating to the provision of, and billing for, the Services (the “Billing Information”). If Customer discovers a discrepancy in the Billing Information, then Customer shall notify Enovum of such discrepancies (the “Notice of Discrepancy”) and the Parties shall work in good faith to resolve and remedy such discrepancies. If the Parties are unable to resolve and remedy such discrepancies to the Parties’ reasonable satisfaction within thirty (30) days after the Notice of Discrepancy, then Customer shall have the right to pursue any action available to Customer at law or in equity to resolve such discrepancy.

(j)	Dispute Process. In the event a Party disputes an action (or inaction) of the other Party under this Agreement, or has any other concern with the other Party under this Agreement, then the Party who has such a dispute or concern shall send written notice to the other Party that, pursuant to this Section 6(j), it elects to have a meeting to discuss such dispute or concern. Such meeting shall take place within three (3) days after the date the initiating Party sent notice. In order for Customer to be able to call a meeting, it must be current in all payments under this Agreement (and, if necessary, shall make such payments “in protest”). No decision or agreement amongst the Parties in such meeting will be binding on either Party. In no event shall Enovum be limited from exercising any of its remedies under this Agreement in the event of a default or breach of this Agreement by Customer until after such meeting shall have taken place. Notwithstanding, Enovum must continue to provide the Services regardless of there being a dispute between the Parties unless and until this MSA is lawfully terminated or Services are permitted to be suspended or terminated hereunder. In the event a dispute arises from a suspension right enforced by Enovum according to the provisions of this MSA, Enovum may maintain said suspension during the dispute process.

7.	Term, Termination; Expiration

(a)	[***]

(b)	For the avoidance of doubt, a termination of this Agreement will terminate all Service Orders and the provision of all Services to Customer by Enovum.

(c)	[***]

(d)	[***]

(e)	In the event of any change in Applicable Laws that materially increases the costs or other terms of delivery of the Service(s), Enovum and Customer will negotiate, in good faith, regarding how to address the change and, in the event that the Parties are unable to reach agreement within ninety (90) days after Enovum’s delivery of written notice requesting negotiation, or such extension date as may be mutually agreed by the Parties, then (i) Enovum may modify this Agreement upon written notice, to the extent necessary to address such change, or either Party terminate this Agreement (provided that Customer shall not be liable in such instance for any termination fee or any other fee associated with termination of this Agreement), and (ii) if neither Party terminates this Agreement and Enovum elects to modify this Agreement, Customer shall not withhold payments for the Service(s) on the basis of such modification.

(f)	Without limiting Enovum’s other rights under this Agreement, within sixty (60) days of expiration or the earlier termination of this Agreement, Customer shall remove all of its equipment and other personal property (which shall include any hardware or software licensed by Customer from a third party) from the Facility. If Customer fails to remove its equipment or other personal property within such sixty (60) day period, or such extension date as may be mutually agreed by the Parties, then Enovum may, at Customer’s expense and with prior notice to Customer, disconnect, remove and store Customer’s equipment or other personal property in a location that will reasonably prevent any damage to such Customer’s equipment or other personal property. Notwithstanding the foregoing, in the event that within sixty (60) days of expiration or earlier termination of this Agreement, if Customer has not removed all of its equipment and other personal property from the Facility or place of storage, Enovum shall have the right to dispose of the same, at Customer’s expense; provided, however, that (i) Enovum shall use commercially reasonable efforts not to damage, destroy, or dispose of such Customer Equipment without the explicit written consent of any lender with a recorded lien in the Customer Equipment (provided that that Customer has given written notice to Enovum of such lender and such lien) and (ii) in the event a third party holds such an interest in Customer Equipment, Enovum shall cooperate with such parties to grant such third parties reasonable access to the Facility to remove the applicable Customer Equipment in the event such third parties are entitled to do so under the agreements between such third parties and Customer.

8.	Maintenance and Repairs.

(a)	Scheduled Maintenance. Enovum shall, consistent with industry standards, maintain the common areas of the Facility, remote power panels or electrical busway, power distribution units, uninterruptible power supply infrastructure, switch gear, generators, cooling systems, building management system, security and video surveillance system, fire suppression system and one or more meet me rooms serving or supporting the Licensed Space. Further, Enovum shall, consistent with industry standards, maintain the floors, foundation, exterior walls, windows, and roof of the Facility. Enovum shall use reasonable efforts to minimize any potential interruption or impairment of the Services being provided to Customer. Enovum will use reasonable efforts to provide no less than seven (7) day’s written notice to Customer by email of any maintenance which may have a material effect on Customer’s use of the Licensed Space, specifically excluding regularly scheduled maintenance, but failure to do so will not entitle Customer to any remedies (including, without limitation, credits against amounts owed under this Agreement). Enovum will use reasonable efforts to minimize disruption to Services while performing maintenance.

(b)	Unless part of a Service, Customer shall maintain the Licensed Space in an orderly and safe condition, in accordance with customary industry standards, and shall return the Licensed Space to Enovum at the expiration or earlier termination of this Agreement in the same condition (reasonable wear and tear excepted) as when such Licensed Space was delivered to Customer.

(c)	Repairs. If Customer, its invitees, Customer’s Equipment, or a Customer end user causes any damage, disruption, or other similar issue that affects the Facility or the provision of Services to other customers (through no fault of Enovum), Customer will pay Enovum for all associated time and materials to fix such issue at then-standard and commercially reasonable rates, or will pay the reasonable, documented amount charged to Enovum, to fix such issue, at Enovum’s option. At Customer’s request, Enovum may assist Customer in performing light duties or correcting minor problems with respect to Customer’s Equipment. Customer agrees it will pay Enovum’s fees for such work.

9.	[***]

10.	Customer Responsibility for Certain Third Parties. Customer acknowledges and shall ensure that, in exercising its rights and obligations, it, and shall cause Customer’s agents, representatives, customers and resellers to, comply with this Agreement, the AUP, all other Enovum Policies and all Applicable Laws related to Customer’s performance of its obligations under this Agreement. Customer shall be liable and responsible for the actions and omissions of all such persons. For clarity, Customer is not only liable for its own use of the Service, the Facility, and the Licensed Space, but also liable and responsible for the use by any person or entity that accesses the Service, the Facility, the Licensed Space, or the Enovum Network through Customer’s account or access authorization.

11.	Indemnification.

(a)	Customer shall indemnify Enovum, its Affiliates, and its respective officers, directors, assigns and successors (the “Enovum Indemnitees”), and hold them harmless against any losses, liabilities, damages, costs or expenses (including attorney fees) to the extent arising out of a third party claim, arising out of or alleged to have arisen out of, (a) Customer’s breach of its obligations, representations or warranties under this Agreement or, the Enovum Policies (to the extent applicable to Customer under the terms of this MSA), or a breach thereof by its agents, client(s) or Affiliates for which Customer is responsible under the terms of this MSA, and (b) bodily injury, death or property damage caused by Customer, its client(s) or Affiliates. Customer shall conduct the defense of any claim so brought by counsel acceptable to Enovum. Customer shall keep Enovum advised of the progress of any such claim and Enovum shall have the right to participate in such claim at Customer’s expense. If Customer shall fail to take timely action to defend any such claim, then Enovum may defend such claim at Customer’s expense. Customer shall not have the right to settle, compromise or otherwise enter into any agreement regarding the disposition of any claim without Enovum’s prior written consent, which may not be unreasonably withheld, conditioned or delayed.

(b)	Enovum shall indemnify, defend and hold harmless the Customer, its Affiliates and its respective officers, directors, assigns and successors from any and all losses, liability, damages, costs or expenses (including reasonable attorneys’ fees and expenses) for claims brought by third parties for personal injury or damage to tangible property resulting from the gross negligence or willful misconduct of Enovum. Enovum shall conduct the defense of any claim so brought by counsel acceptable to Customer. Enovum shall keep Customer advised of the progress of any such claim and Customer shall have the right to participate in such claim at Enovum’s expense. If Enovum shall fail to take timely action to defend any such claim, then Customer may defend such claim at Enovum’s expense. Enovum shall not have the right to settle, compromise or otherwise enter into any agreement regarding the disposition of any claim without Customer’s prior written consent, which may not be unreasonably withheld, conditioned or delayed. Notwithstanding anything to the contrary in this Section 11(b), in no event shall Enovum be obligated to indemnify Customer for any damages or claims to the extent such claims arise out of the negligent act or any willful misconduct of Customer or any Customer Affiliate or to the extent such Claims are covered under any insurance policy Customer carries or is required to carry under this Agreement.

12.	Insurance

(a)	[***]

(b)	Enovum Insurance Obligations. Upon written request from Customer, Enovum shall provide to Customer with a copy of its certificate(s) of insurance relating to the Facility. Customer shall be responsible to reimburse Enovum, within ten (10) Business Days following receipt of an invoice therefor, for Customer’s pro rata share of Enovum’s insurance premiums for insurance carried by Enovum relating to the Facility. Customer’s pro rata share shall be reasonably determined by Enovum, treating all users on an equal basis.

Enovum and Customer each hereby waives any and every claim for recovery from the other for any and all loss or damage to property owned by it, whether such loss or damage is due to the negligence of the other party or any of such other party’s agents or employees, which loss or damage is insured under insurance policies required to be carried hereunder by the waiving party, or that would have been insured had the waiving party carried the insurance policies required hereunder, and then only to the extent of the proceeds collectable under such insurance policies. Each party shall cause its insurance policies required to be carried by it under this Agreement to contain an endorsement which expressly waives of any right of subrogation by the insurance company against Customer and Enovum, as applicable.

13.	Customer Information. Customer shall provide Enovum with accurate and up-to-date contact information such as Customer’s name, mailing address, email address, phone number where Customer can be reached during normal business hours, and any other relevant contact information. Customer shall also notify Enovum of any changes to this contact information, in a timely manner and to keep its contact information current and up to date on Enovum’s portal.

14.	Courteous Conduct. Customer shall be courteous in its communications and in interactions with all of Enovum’s employees and representatives, as well as Enovum’s other customers and their representatives in the Facility. Enovum has a zero-tolerance policy for disrespectful or abusive conduct.

15.	Confidential Information. “Confidential Information” of a Party means the pricing and terms of Service, and any reports or other documents provided by a Party (the “Disclosing Party”) to the other Party (the “Receiving Party”) with respect to the business or operations of the Disclosing Party. Confidential Information shall not include any information which rightfully (a) is known by the Receiving Party or is publicly available at the time of disclosure by the Disclosing Party to the Receiving Party; (b) becomes publicly available after disclosure by the Disclosing Party to the Receiving Party, other than by a breach of a duty of confidentiality to the Disclosing Party; (c) is furnished to the Disclosing Party by a third party without restriction as to use or disclosure; (d) is disclosed with the prior written consent of the Disclosing Party; or (e) is information that was independently developed by the Receiving Party. Each Party agrees that it (i) will not disclose the Confidential Information of the Other Party to any third party except to contractors, Affiliates or to any of such Receiving Party’s employees, officers, directors, partners, shareholders, agents, attorneys, accountants, or advisors (collectively, “Representatives”) or as required by Applicable Laws and (ii) each Party will take reasonable precautions to protect the confidentiality of such Confidential Information. In the event that the Receiving Party is required by Applicable Laws to make any disclosure of any Confidential Information of the Disclosing Party, the Receiving Party must first give written notice of such requirement to the Disclosing Party and must permit the Disclosing Party to intervene in any relevant proceedings to protect its interests in the Confidential Information. The Parties acknowledge and agree that damages at law would be an insufficient remedy in the event that any of the covenants contained in this Section are violated. Accordingly, in addition to any other remedies or rights that may be available to the Disclosing Party, the Disclosing Party shall also be entitled, upon application to a court of competent jurisdiction, to obtain injunctive relief to enforce the provisions of this Section, and in any proceeding in which the Disclosing Party attempts to specifically enforce any or all such covenants, the Receiving Party hereby waives the defense that an adequate remedy at law exists.

16.	Disclosure to Law Enforcement. The Enovum Policies specifically prohibit the use of the Services for illegal activities. Therefore, Customer agrees and consents that Enovum may disclose any and all Customer information, including, without limitation, assigned IP numbers, account history, account use, etc. to any law enforcement agent/agency or police body delivering Enovum with a court order, search warrant or other legally enforceable document forcing Enovum to disclose such information without further consent from or notification to Customer, subject to Enovum’s compliance with Applicable Laws. In addition, following the delivery of such a legally enforceable document from a law enforcement agent/agency, Enovum shall have the right, in its sole and absolute discretion, to terminate this Agreement or suspend all Service(s) with prior notice to Customer.

17.	Publicity. Neither Party shall issue a press release nor make any other public statement relating to this Agreement, except as required by Applicable Laws or agreed to between the Parties in writing. Except to the extent otherwise agreed in writing between the parties, each of Customer and Enovum shall not use the others’ names, service marks, trademarks, trade names, logos, or trade dresses and name on websites or in promotional materials. Each of Customer and Enovum shall have the right to require the other to terminate any such uses at any time by written notice. Notwithstanding the foregoing, Customer acknowledges and agrees that this Agreement may be required to be disclosed to the Securities and Exchange Commission to comply with Applicable Laws, and that such disclosure may become available to the general public.

(a)	Confidentiality of Transaction Pending Waiver of Section 7(c) Termination Right:

In addition, the Parties agree that any public announcement, disclosure, or communication regarding this Agreement or the underlying transaction shall be postponed until the Customer’s termination right under Section 7(c) has either been waived in writing or has expired pursuant to its terms. The Parties acknowledge that the early-termination right set forth in Section 7(c) constitutes a material condition that creates uncertainty with respect to transaction closing; accordingly, all information related to this Agreement, including its execution and substantive terms, shall remain strictly confidential until such termination right is no longer applicable.

18.	Compliance. Enovum will use commercially reasonable efforts to obtain and maintain SOC 2 Type 2 certification throughout the term of this Agreement. Enovum will provide to Customer SOC 2 Type 2 annual audits within thirty (30) days of the same becoming available.

19.	System and Network Security. Customers and Users (as defined below) are prohibited from breaching or attempting to breach the security of the Enovum Network. Breach of any of Enovum’s systems or the network security may result in civil legal actions and criminal charges. Enovum will investigate occurrences of breaches and may involve and cooperate with law enforcement authorities in prosecuting Customers or any other user(s) (“User”) who is/are involved in such breaches. These breaches include, without limitation, the following: (i) accessing data not intended for such Customer or User or logging into a server or account, which such User is not authorized to access; (ii) Attempting to probe, scan or test the vulnerability of a system or network or to breach security or authentication measures without proper authorization; (iii) Attempting to interfere with service to any user, host or network, including, without limitation, via means of overloading, “flooding”, “mail bombing” or “crashing”; (iv) Forging any TCP/IP packet header or any part of the header information in any e- mail or newsgroup posting; (v) Taking any action in order to obtain services to which such Customer or User is not entitled.

20.	No Duty to Monitor. Notwithstanding any provision of the foregoing, Enovum is under no duty to monitor any Customer’s or User’s activities to determine if a breach of the Accepted Use Policy (“AUP”), the provisions of this Agreement, or Applicable Laws has occurred, nor does Enovum assume any responsibility through the AUP or any of the provisions herein to monitor or police Internet-related activities.

(a)	First breach: Any User or Customer which Enovum determines to have breached any element of the AUP, the provisions herein, or Applicable Laws shall receive a notice by email warning them of the breach. Upon said notice, any Services may be temporarily suspended, at Enovum’s sole and absolute discretion, pending a written declaration from Customer or the User, to refrain from committing any further breach.

(b)	Second violation: Services may immediately be suspended, at Enovum’s discretion, without notice and/or terminated upon the User or Customer committing a second breach. Enovum has sole and absolute discretion to determine if such a breach has occurred.

21.	Suspension of Service and Deactivation of Account. Enovum shall have the right to suspend Services and/or Enovum Network access to any Customer if in the opinion of the Enovum Network administrators, Customer’s server is the source or target of the breach of any of the terms of the AUP, the provisions of this Agreement, the Enovum Policies, or Applicable Laws. If inappropriate activity is detected, all Services of Customer will be suspended until an investigation is complete. Where deemed advisable, law enforcement will be contacted and alerted by Enovum regarding the activity without any requirement of prior notification to the User or Customer. Customer will not be credited or refunded for the time Customer’s machines were suspended or for any losses or damages suffered by Customer for such suspension.

22.	Input, Views and Opinions. Enovum does not endorse any input, view, opinions or other statements whatsoever posted to the Enovum Network by anyone other than Enovum itself. The input, view, opinions and other statements of anyone other than Enovum should in no way be construed as coming from Enovum and Enovum shall be in no way responsible for any such input unless it is posted to the Enovum Network by Enovum itself. Enovum is not responsible for the content of any other websites linked to the Enovum Network; links are provided as Internet navigation tools only. Enovum disclaims any responsibility for any inappropriate use of the Enovum Network by others and shall in no way be held liable for the conduct of any other person.

23.	Access.

(a)	Subject to Customer’s compliance with the terms and conditions of this Agreement, and unless otherwise mutually agreed in writing under a Service Order in connection with the provision of Services, Enovum may access the Licensed Space upon 10 days’ notice to the Customer, unless and only to the extent Enovum’s Authorized Persons reasonably need access to the Licensed Space (such as, without limitation, for security rounds, to perform maintenance, and in the event of an emergency). Customer will ensure that it and all authorized persons or entities that have access to the Facility will comply with Enovum’s Policies. Enovum shall access the Licensed Space under the Customer’s supervision and comply with all reasonable directions of the Customer and its authorized representatives. Each Party will maintain and provide to the other Party an accurate and current list of authorized persons who may access the Licensed Space (“Authorized Persons”). Neither Party shall permit any person other than an Authorized Person to enter the Facility on its behalf or in furtherance of the relevant Party’s purposes. Each Party will be responsible and liable for all acts or omissions of such Authorized Persons, and will indemnify, defend, and hold harmless the other Party and the Party’s Indemnitees from and against any and all liabilities, losses, damages, costs, and expenses (including without limitation reasonable attorneys’ fees and costs) for arising out of, or in any way connected with access to the Facility by Customer’s Authorized Persons (or access to the Facility by unauthorized persons acting at the request or direction of Customer) or Enovum’s Authorised Persons who access the Licensed Space.

(b)	The Licensed Space and Services are provided or performed on an “as is” and “as available” basis. Customer’s use of the Licensed Space and Services is solely at Customer’s own risk.

(c)	Enovum retains the right to access the Licensed Space by its Authorized Persons at any time and for any reasonable reason while following procedures set forth in this Agreement, to perform maintenance and repairs, to inspect equipment, to measure power draw, respond to an emergency situation and to perform the contracted Service(s). Enovum will restrain from entering the Licensed Space otherwise.

(d)	Relocation. Enovum, upon obtaining the prior written consent of Customer, may relocate, change or otherwise substitute replacement space for the Licensed Space, at any time during the term of this Agreement, provided that the replacement space is substantially similar in size and configuration to the Licensed Space within: (i) the Facility or (ii) another colocation facility in the same metropolitan area as the Facility and does to disrupt or interrupt the Customer’s business and provision of services to its end customers. In the event of such relocation, the Parties shall develop a mutually agreeable relocation plan and Customer will be given an opportunity to inspect the replacement space before giving written consent to the relocation. Any related direct out-of-pocket costs incurred by Customer in connection with such relocation shall be at Enovum’s sole expense. Enovum will use commercially reasonable efforts to minimize any interruptions in Services during any such relocation.

24.	Equipment.

(a)	Customer’s Equipment. Any of Customer’s Equipment shall be and remain Customer’s personal property, shall not be deemed fixtures hereunder and, subject to Enovum’s reasonable rules and regulations and access control systems, may be removed by Customer at any time. Customer shall prevent any hazard, interference, or obstruction that Customer’s Equipment may cause within the Facility. Upon notice from Enovum, Customer shall eliminate any such hazard, interference, or obstruction at its sole cost and expense. Customer and its Authorized Persons shall not cause a threat to safety, risk of fire, or another hazard in the Facility, and shall ensure that Customer’s Equipment does not mechanically or electrically interfere with Enovum’s operation or maintenance of the Facility or with any other customer’s use of the Facility (collectively, “Interference”). Upon notification of an Interference, Customer must within one (1) hour: (i) cease the Interference or provide an acceptable plan to Enovum to cease such Interference at such time that the parties mutually agree to; or (ii) authorize Enovum to take action to cease the Interference, the cost of such action Enovum will bill Customer. If Customer fails to take proper action, then Enovum may take all steps to remedy the Interference, including, without limitation, suspension of Services. Enovum shall have the right to suspend the Services if Customer fails to respond and take action within five (5) days (until such time that Customer remediates such Interference), or an Interference occurs more than three (3) times in any twelve (12) month period. If, following suspension of services, Customer fails to remedy or cure the Interference within five (5) days, then Enovum shall have the right to terminate this Agreement.

(b)	Enovum Equipment. The telecommunications devices, apparatus, cabinets, racks, cages, and associated equipment owned, leased, or otherwise obtained by Enovum to provide Services to Customer (the “Enovum Equipment”) and Enovum’s fiber optic cable network and associated optical and electronic equipment used to deliver Services, whether owned, leased, or otherwise obtained by Enovum (“Enovum Network”) shall remain the sole and exclusive property of Enovum, and nothing contained herein or in any Service Order grants or conveys to Customer any right, title, or interest in any Enovum Equipment or the Enovum Network. Customer may not, and may not permit others to, alter, adjust, encumber, tamper with, repair, rearrange, change, remove, relocate, or damage any Enovum Equipment or the Enovum Network without the prior written consent of Enovum, which may be withheld in Enovum’s sole and absolute discretion. Customer shall not cause any liens to be placed on Enovum Equipment, the Enovum Network, or the Facility, and will cause any such liens to be removed within ten (10) days of Customer’s actual knowledge or notice of such liens. Customer shall be liable to Enovum for any loss or damage to the Enovum Equipment or Enovum Network caused by Customer or Customer’s employees, contractors, agents, or end users. Nothing herein shall prevent Company from using the Enovum Network and Enovum Equipment to provide services to other customers in the Facility.

(c)	Except with respect to the initial Service Order submitted concurrent with the execution of this MSA, to the extent a Service Order requires Enovum to perform construction, extend the Enovum Network, or acquire additional rights, consents, or approvals (collectively, “Infrastructure”), Customer shall assist Enovum as requested by Enovum. Except with respect to the initial Service Order submitted concurrent with the execution of this MSA, Enovum may terminate a Service prior to delivery if Enovum encounters unexpected costs or unavailable parts that make construction, extension, or acquisition impractical. Without liability to either Party, Enovum may provide Customer with an itemization of additional costs, and Customer may choose to pay such costs. If Customer does not pay the additional costs, then Enovum may cancel the applicable Service Order (which, for the avoidance of doubt, excludes the initial Service Order submitted concurrent with the execution of this MSA). Enovum is not liable to Customer or in breach of this Agreement if Enovum fails to perform Service Order demands because of (i) Force Majeure, (ii) failure to construct, extend, or acquire Infrastructure, (iii) construction delays, or (iv) any other circumstances that occur beyond Enovum’s control.

25.	[***]

26.	Relationship of Parties. Nothing in this Agreement will be construed to imply a joint venture, partnership or agency relationship between the Parties, and Enovum will be considered an independent contractor when performing Service(s) under this Agreement.

27.	Assignment.

(a)	Customer shall not assign, transfer, or sublicense this Agreement, any Service Order, or any Service without Enovum’s prior written consent, which consent shall not be unreasonably withheld, conditioned, or delayed. Notwithstanding the foregoing, Customer may assign or transfer this Agreement without Enovum’s consent (i) in the event of a merger, (ii) a sale of all or substantially all of its assets, or (iii) an assignment to any Affiliate. This Agreement shall be binding upon and inure to the benefit of the Parties hereto and the successors and permitted assigns. In the event of any assignment, transfer, or sublicense of this Agreement, any Service Order, or any Service pursuant to this Section 27, Customer will remain liable for the payment of all charges due under this Agreement and for all acts or omissions of any third party Customer assigns, transfers, or sublicenses to. Without limiting the generality of Section 11 above, Customer agrees to indemnify, defend and hold Enovum and the Enovum Indemnitees harmless from any losses, liabilities, damages, costs or expenses (including attorney fees) resulting from a third party claim, arising out of or alleged to have arisen out of claims made by or in relation to any third party that Customer assigns, transfers, or sublicenses to pursuant to this Section 27.

(b)	Customer shall be entitled, upon written notice to Enovum, to assign its rights in this Agreement (via pledge, collateral assignment, or otherwise) solely to a Financing Party solely for the purposes of entering into a Financing Document. In the event Customer enters into any such Financing Document, or in the event Customer enters into a Financing Document with a Financing Party regarding the Customer Equipment, Enovum shall cooperate in good faith with Customer to execute customary documentation with Customer or with Financing Parties, as designated by Customer, regarding such transaction (e.g., an agreement between Enovum and a Financing Party granting the Financing Party rights to access and remove Customer Equipment in connection with the applicable Financing Document, upon terms and conditions that are acceptable to Enovum). “Financing Documents” means any and all loan agreements, credit agreements, reimbursement agreements, notes, indentures, bonds, security agreements, pledge agreements, mortgages, guarantee documents, intercreditor agreements, subscription agreements, equity contribution agreements and other agreements, and instruments relating to the financing (or refinancing) of Customer or its Affiliates, or of any GPUs, equipment, data center space, or other resources or assets utilized by Customer in connection with the Agreement. “Financing Parties” means the banks, lenders, noteholders, and/or other financial institutions (or an agent or trustee thereof) that are a party to the Financing Documents, including the successors in interest to such parties. A Financing Party shall at all times be an Eligible Bank (as defined in Section 42 below), unless otherwise agreed by Enovum in its sole and absolute discretion. In the event of a foreclosure by a Financing Party, any future assignment or transfer of Customer’s interest in this Agreement (by any means whatsoever) shall be subject to Enovum’s prior written consent, which consent may be withheld in Enovum’s sole and absolute discretion. Customer shall not be released from any liability or obligation under this Agreement notwithstanding any assignment (collateral or otherwise).

28.	Casualty; Condemnation.

(a)	Casualty.

(i)	Should all or substantially all of the Facility be damaged by fire or other casualty, either Party may, at its option, elect to terminate this Agreement by written notice to the other Party within sixty (60) days after the date of the fire or other casualty.

(ii)	Should a portion of the Facility be damaged by fire or other casualty causing a material adverse effect on Customer’s use of or access to the Licensed Space and if such damage cannot be repaired within ninety (90) days of the occurrence thereof, Customer may, at its option, elect to terminate this Agreement as set forth below. Within thirty (30) days after the fire or other casualty, Enovum shall notify Customer in writing of the anticipated time for restoration. Customer shall have the right to terminate this Agreement by written notice to Enovum within twenty (20) days following notice from Enovum that the time for restoration shall exceed one hundred twenty (120) days.

(b)	Condemnation.

(i)	In the event that the whole of the Facility be lawfully condemned or taken in any manner for any public or quasi-public use, this Agreement shall terminate as of the effective date of such condemnation or taking. Should a portion of the Facility be so condemned or taken and cause a material, adverse effect on Customer’s use of or access to the Licensed Space, Customer may elect to terminate this Agreement by giving written notice to Enovum within sixty (60) days following the effective date of such condemnation or taking.

(ii)	If a portion of the Facility is condemned or taken and Customer does not elect to terminate this Agreement as provided in Section 28(b)(ii) above, this Agreement shall be unaffected by such taking.

(iii)	In connection with any condemnation or taking of all or any portion of the Facility, Enovum shall be entitled to receive the proceeds received therefrom from the condemning authority; provided, however, that Customer shall be entitled to bring a separate claim with respect to Customer’s Equipment and the proceeds for such separate claim shall belong to Customer, provided that in no event shall any award to Customer reduce or diminish any award to Enovum.

(c)	Notwithstanding anything to the contrary in this Section 28, if Customer terminates this Agreement as set forth in Section 28(a) or Section 28(b), then within fifteen (15) days following such termination, Enovum shall have the right to nullify such termination and cause this Agreement to continue in full force and effect, provided that Customer is relocated to a substitute replacement space that is substantially similar in size and configuration to the Licensed Space within: (i) the Facility or (ii) another colocation facility in the same metropolitan area as the Facility. Any related direct out-of-pocket costs incurred by Customer in connection with such relocation shall be at Enovum’s sole expense.

29.	No Third-Party Beneficiaries. No provisions of this Agreement are intended to, or shall be construed to, confer upon any person, other than the Parties hereto, any rights, remedies or other benefits under or by reason of this Agreement.

30.	Notices. All notices required or permitted hereunder must be given in writing, and shall be considered properly given if sent via email (with read / delivery receipt enabled), hand-delivered, or sent by a recognized courier service (with delivery receipt requested) at the address (or email address) specified on the first page of this MSA. All notices shall be deemed given when received or delivery refused. A Party may change the address for notices by providing written notice to the other Party pursuant to this Section 30 and documented as an amendment to this MSA.

Governing Law.

(a)	This Agreement shall be deemed a contract made under, and shall be construed in accordance with, the laws of the state where the Facility is located (without reference to the conflicts of laws provisions therein and the federal laws of the United States). Customer agrees that this Agreement and all rights, obligations, and liabilities arising under this Agreement shall be construed in accordance with, and be governed by, the laws of the State of North Carolina without reference to choice of law principles. Customer further agrees that any action or litigation against Customer with respect to this Agreement shall be brought in the State of North Carolina. Customer hereby consents to the exercise of personal jurisdiction over Customer by any federal or local court in the jurisdiction in which the Facility is located and expressly waives and releases any objection to the venue of any action filed in any court in the jurisdiction in which the Facility is located and waives any right under the doctrine of forum non conveniens or otherwise to transfer any such action to any other court. Customer appoints Corporation Service Company, having an address of 251 Little Falls Drive, Wilminton, DE, 19808, as Customer’s agent for receipt of service of process on Customer’s behalf in connection with any notice, demand, suit, writ, attachment, execution or discovery or supplemental proceedings in connection with the enforcement of this Agreement. Service shall be effected by any means permitted in the court in which any action is filed, either to Customer’s agent at the foregoing address or Customer at Customer’s addresses set forth on the first page of this MSA. Service shall be effective in accordance with the laws of the State of North Carolina. Customer may designate a change of address or agent by written notice delivered to Landlord by certified mail, return receipt requested, at least ten (10) days before such change is to become effective. Nothing contained herein, however, shall prevent Enovum from bringing any suit, action or proceeding or exercising any rights against Customer, in any jurisdiction in which Customer is located, all at Enovum’s election, and against any property of Customer, in any other state or jurisdiction. Initiating such suit, action or proceeding or taking such action in any state, jurisdiction or country shall in no event constitute a waiver of the agreement contained herein that the laws of the State of North Carolinas shall govern the rights and obligations of Customer and Enovum or the submission herein made by Customer to personal jurisdiction within the State of North Carolina as aforesaid.

(b)	The Parties waive their respective rights to trial by jury for any claim whatsoever in any way connected with this Agreement. EACH PARTY WAIVES ITS RIGHT TO A JURY TRIAL FOR ANY ACTION ARISING OUT OF THIS AGREEMENT, INCLUDING CONTRACT CLAIMS, TORT CLAIMS, AND ALL OTHER CLAIMS.

31.	Force Majeure. Enovum will not be liable for any failure or delay in its performance under this Agreement due to causes beyond its reasonable control, including, without limitation, acts of God, flood, pandemic, extreme weather, fire, natural calamity, terrorism, moratorium, law, order, regulation, action or inaction of any governmental entity or civil or military authority, power or utility failures, fiber or cable cuts caused by third parties, unavailability of rights-ofway, national emergencies, insurrection, riots, wars, strikes, lock-outs, work stoppages or other labor difficulties, pole hits, or material shortages (“Force Majeure”). In the event that Enovum is not able to deliver any Service(s) as a result of a Force Majeure event, Customer shall not be obligated to pay Enovum for the affected Service(s) for so long as Enovum is unable to deliver the affected Service(s). In the event that a Force Majeure event exceeds one hundred twenty (120) consecutive days, then Customer shall have the right to terminate this Agreement. If Customer terminates this Agreement as set forth in this Section 32, then within fifteen (15) days following such termination, Enovum shall have the right to nullify such termination and cause this Agreement to continue in full force and effect, provided that Customer is relocated to substitute replacement space that is substantially similar in size and configuration to the Licensed Space within: (i) the Facility or (ii) another colocation facility in the same metropolitan area as the Facility. Any related direct out-of-pocket costs incurred by Customer in connection with such relocation shall be at Enovum’s sole expense.

32.	Waiver. No waiver will be effective unless documented in a writing signed by an authorized representative of the Party against which enforcement of the waiver is sought. The failure of either Party to insist upon strict performance of any of the terms or provisions of this Agreement, or the exercise of any option, right or remedy contained herein, shall not be construed as a waiver of any future application of such term, provision, option, right or remedy, and such term, provision, option, right or remedy shall continue and remain in full force and effect.

33.	Survival. Any term or provision of this Agreement of an ongoing nature and/or which, by their nature and context, should reasonably be expected to survive the expiration or earlier termination of this Agreement, shall so survive such expiration or termination thereof.

34.	Prevailing Party. In the event of a dispute arising from or related to this Agreement, the prevailing Party shall be entitled to recovery of all reasonable costs, fees, and expenses incurred, including, without limitation, court costs, attorneys’ fees and other related costs and expenses.

35.	Counterparts; Electronic Copies. This MSA and any Schedule or Service Order may be executed in counterparts which, when taken together, shall constitute one and the same document. In addition, each Party hereby agrees that facsimile, photographic or electronic copies of any of the foregoing shall be deemed an original thereof. Finally, each Party hereby consents to the use of electronic signatures, including via Adobe e-signature or a similar product or service, and acknowledge and agree that no electronic record or signature shall be challenged or denied legal effect or enforceability because it is in electronic form.

36.	Severability. If any term or provision of this Agreement shall be declared by a court of competent jurisdiction to be invalid, unenforceable or otherwise ineffective, that provision shall be limited or eliminated to the minimum extent necessary so that this Agreement shall otherwise remain in full force and effect and enforceable. If the surviving portions of this Agreement fail to retain the essential understanding of the Parties, this Agreement shall be terminated by the mutual consent of the Parties.

37.	Headings. Headings are for ease of reference only and shall not have any effect upon the construction of this Agreement.

38.	Construction. The Parties agree that each Party has reviewed and revised this Agreement and that the normal rule of construction to the effect that any ambiguities are to be resolved against the drafting Party shall not be employed in the interpretation of this Agreement.

39.	[***]

40.	Entire Agreement; Modification; Order of Precedence. This Agreement constitutes the entire agreement between the Parties relating to its subject matter and this Agreement supersedes all prior agreements and understandings between the Parties, oral or written, with respect to its subject matter and may not be changed unless mutually agreed upon in writing by both Parties, unless otherwise specifically provided herein. In case of a conflict or inconsistency between any of the terms and conditions in this MSA and any other terms and conditions in any Schedule or Service Order, the order of precedence shall be: (1) the applicable Service Order, (2) this MSA, and then (3) any applicable Schedule. For the avoidance of doubt, (i) any purchase order sent to Enovum by Customer (for Customers administrative purposes or otherwise) shall not be binding, and (ii) in case of a conflict between the Enovum Policies and this Agreement, this Agreement shall prevail to the extent of the conflict or inconsistency.

41.	[***]

42.	SLA Development and Amendment. The parties acknowledge that certain service level metrics relating to cooling water temperatures, flow rates, acceptable differentials, and other technical parameters will be finalized upon the Client’s submission of its detailed Basis of Design (“BOD”). Upon receipt and mutual review of the BOD, the parties agree to amend the Service Level Agreement (“SLA”) to incorporate the required performance metrics and any associated operational requirements. Such amendment shall be completed in good faith and executed promptly to ensure alignment with the Client’s design specifications and operational needs.

(SIGNATURES BEGIN ON NEXT PAGE)

IN WITNESS WHEREOF, the Parties have executed this MSA by their duly authorized representatives.

Agreed to by ENOVUM NC-1 BIDCO, LLC:		Agreed to by NSCALE US HOLDINGS INC., a Delaware corporation:

Name:	Billy Krassakopoulos	Name:	Josh Payne
Signature:	/s/ Billy Krassakopoulos	Signature:	/s/ Josh Payne
Tite:	President	Tite:	Chief Executive Officer
Date:	November 22, 2025	Date:	November 22, 2025

Agreed to by NSCALE GLOBAL HOLDINGS LIMITED, a UK a private limited company:

		Name:	Josh Payne
		Signature:	/s/ Josh Payne
		Tite:	Chief Executive Officer
		Date:	November 22, 2025

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